Exhibit 4.3.1.11

                           GMAC COMMERCIAL FINANCE LLC
                           1290 Avenue of the Americas
                            New York, New York 10104


                                                              as of May 17, 2005


DELTA MILLS, INC.
100 Augusta Street
Greenville, South Carolina 29601

                                   Re: Waiver

Gentlemen:

         Reference is made to the Revolving Credit and Security Agreement dated as of March 31, 2000 (as the same now exists or may hereafter be amended, restated, renewed, replaced, substituted, supplemented, extended, or otherwise modified, the "Credit Agreement"), by and between DELTA MILLS, INC. ("Borrower") and GMAC COMMERCIAL FINANCE LLC, as successor by merger with GMAC COMMERCIAL CREDIT LLC, as a lender and as agent for the lenders party to the Credit Agreement from time to time (in such capacity, "Agent").

         Borrower expects that it will not be in compliance with Section 6.9 of the Credit Agreement (Minimum EBITDA) for the four quarter period ending as of the last day of Borrower's Fourth Quarter Fiscal Year 2005 and as a result of such noncompliance, an Event of Default will occur under Section 10.5 of the Credit Agreement (the "Projected Default")

         Borrower has requested that Agent and Lenders agree to waive in advance the Projected Default, and Agent and Lenders have agreed to accommodate Borrower's request subject to the terms and conditions set forth herein, all as more particularly set forth below.

         In consideration of the foregoing, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used in this Letter re: Waiver (this "Agreement") and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.


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         2. WAIVER.

                  A. MINIMUM EBITDA. Agent and Lenders hereby waive Borrower's compliance with Section 6.9 of the Credit Agreement and any right to declare a Default or an Event of Default under Section 10.5 of the Credit Agreement arising solely from Borrower's failure to comply with the provisions of Section
6.9 of the Credit Agreement as of the last day of Borrower's Fourth Quarter Fiscal Year 2005, subject to the terms and conditions set forth herein and provided that, as of the last day of Borrower's Fourth Quarter Fiscal Year 2005,
(i) EBITDA is not less than <$700,000> for the four fiscal quarter period ending on such date; (ii) Undrawn Availability for the thirty (30) consecutive days immediately prior to and immediately subsequent to the date on which Borrower delivers to Lender its draft financial statements for inclusion in its Form 10-K for fiscal year 2005 is not less than $2,500,000 and (iii) no other Default or Event of Default exists or is continuing.

                  B. RESERVATION OF RIGHTS. Agent and Lenders hereby reserve all rights and remedies granted to Agent and Lenders under the Credit Agreement, the Other Documents, applicable law or otherwise and nothing contained herein shall be construed to limit, impair or otherwise affect the right of Agent to declare a Default or an Event of Default with respect to any non-compliance with the Credit Agreement or the Other Documents of which Agent does not have knowledge as of the date hereof of and any future non-compliance (other than the Projected Default) with any covenant, term or provision of the Credit Agreement, the Other Documents or any other document now or hereafter executed and delivered in connection therewith. Without limiting the foregoing, nothing herein contained shall, or shall be deemed to waive any Default or Event of Default that Borrower has failed to disclose to Agent as of the date hereof.

         3. WAIVER FEE. In consideration of the waiver agreed to by Agent hereunder, Borrower shall pay to Agent a waiver fee in the amount of $10,000 (the "Waiver Fee"). The Waiver Fee shall be fully earned and due on the date hereof, and shall not be subject to refund, rebate or proration for any reason whatsoever. Agent shall charge the Waiver Fee to Client's account as of the date hereof.

         4. NO OTHER MODIFICATIONS: Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or the Other Documents are intended or implied, and, in all other respects, the Credit Agreement and the Other Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver by Agent or Lenders of any other provision of the Credit Agreement or the Other Documents nor shall anything contained herein be construed as a consent by Agent or Lenders to any transaction other than that specifically consented to herein.

         5. NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Agreement.


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         6. CONDITION TO EFFECTIVENESS. The terms and provisions of this
Agreement shall not be effective until this Agreement has been duly authorized, executed and delivered by Borrower and Agent.

         7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Agreement may be executed and delivered via telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

         8. GOVERNING LAW. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

         9. MERGER. This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.


                                Very truly yours,

                                GMAC COMMERCIAL FINANCE LLC, as Agent and Lender

                                By:    /s/ John Manini
                                    -----------------------------------------

                                Title:    Vice President
                                       --------------------------------------



ACKNOWLEDGED AND AGREED:

DELTA MILLS, INC.

By:   /s/ William H. Hardman, Jr.
    -------------------------------------------------

Title:   Chief Financial Officer
       ----------------------------------------------